UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2020

CYTOMX THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37587	27-3521219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Oyster Point Blvd.

Suite 400

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 515-3185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CTMX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 23, 2020, CytomX Therapeutics, Inc., a Delaware corporation (“CytomX”) entered into a Collaboration and License Agreement (the “Collaboration and License Agreement”) with Astellas Pharma Inc. (“Astellas”), pursuant to which CytomX and Astellas will collaborate on the research, development and commercialization of T-cell engaging bi-specific antibody products (“Products”) directed to CD3 and selected tumor antigen targets using CytomX’s Probody™ platform and other proprietary technology. CytomX will lead preclinical research and discovery activities up to clinical candidate selection for Products directed against up to four targets. Astellas may also exercise its option to expand the number of targets from four to six. Astellas will lead preclinical and clinical development of and obtaining regulatory approval for all Products. Astellas will be responsible for commercializing each Product, provided that CytomX will have the option to elect to co-commercialize certain Products with Astellas in the United States, subject to the terms of a separate commercialization agreement to be entered into between CytomX and Astellas.

Under the Collaboration and License Agreement, CytomX granted Astellas an exclusive, worldwide, royalty-bearing license under certain CytomX intellectual property to develop, manufacture, commercialize and otherwise exploit Products in all fields, and a non-exclusive, worldwide, royalty-free license under certain CytomX intellectual property to conduct pre-clinical research in accordance with the Collaboration and License Agreement. Astellas granted CytomX a non-exclusive, royalty-free right under certain intellectual property of Astellas to conduct preclinical research and discovery in accordance with the Collaboration and License Agreement with respect to each target and each Product, and to commercialize Products in the United States if CytomX exercises its co-commercialization option. Each party has the right to sublicense its rights under the Collaboration and License Agreement subject to certain conditions.

Under the terms of the Collaboration and License Agreement, Astellas will be responsible for funding the cost of preclinical research and discovery activities of both parties for all Products and for funding the cost of development, manufacture and commercialization of all Products worldwide, except as described below. Astellas will make an upfront cash payment to CytomX of $80 million. CytomX will be eligible to receive future preclinical, clinical and commercial milestones of approximately $1.6 billion. If Astellas exercises its option to expand the collaboration by up to two additional targets, CytomX would be eligible to receive additional upfront, preclinical, clinical and commercial milestones in the aggregate of approximately $0.9 billion. Astellas will pay CytomX tiered royalties on global net sales of Products from high single digit to mid-teens percentages, subject to certain reductions. Astellas’ royalty obligations continue with respect to each country and each Product until the later of (i) the date on which such Product is no longer covered by certain intellectual property rights, (ii) the 10th anniversary of the first commercial sale of such product in such country, and (iii) the loss of regulatory exclusivity for such Product in such country.

In addition, for a specified number of targets, at a pre-specified time prior to the initiation of the first pivotal study of a Product directed against such target, CytomX will have an option to elect to co-fund certain subsequently initiated clinical trials for such Product. If CytomX opts in, it would be responsible for a pre-determined portion of the costs of such trials, subject to specified caps, deferrals and offsets. CytomX would then have the option to elect to co-commercialize such Products in the United States. For any such Products, in lieu of royalties in the United States, CytomX will receive less than 40% of the profits for such Products in the United States and tiered low double digit to mid-teens percentage royalties on net sales of such Products outside of the United States, subject to certain reductions.

The Collaboration and License Agreement will continue in effect on a Product-by-Product and country-by-country basis until the expiration of the obligation to make payments under the Collaboration and License Agreement with respect to such Product in each country, unless earlier terminated by either party pursuant to its terms. Either CytomX or Astellas may terminate the Collaboration and License Agreement for the other party’s insolvency or certain uncured breaches or if the other party or any of its sublicensees or affiliates challenge certain patents of such party. In addition, Astellas may terminate the Collaboration and License Agreement if Astellas determines it is not advisable to continue to develop or commercialize any Product as a result of a perceived serious safety issue regarding the use of any Product. Astellas also may terminate the Collaboration and License Agreement in its entirety upon certain notice to CytomX after the second anniversary of the effective date of the Collaboration and License Agreement, with the length of such notice period dependent upon the stage of development or commercialization of Products, or on a Product-by-Product or country-by-country basis upon certain notice to CytomX at any time, with the length of such notice period dependent upon the stage of development or commercialization of the applicable Product in the applicable country.

The Collaboration and License Agreement contains various representations, warranties, covenants, dispute resolution mechanisms, indemnities and other provisions customary for transactions of this nature.

The foregoing summary of the material terms and conditions of the Amendment is qualified in its entirety by the full agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and is incorporated by reference herein. The Company intends to omit certain confidential portions of the Collaboration and License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2020	CYTOMX THERAPEUTICS, INC.

	By:	/s/ Lloyd Rowland
Lloyd Rowland
SVP, General Counsel